Exhibit 99

USANA Health Sciences Announces First Quarter 2014 Financial Results

  First quarter net sales of $182.4 million; EPS of $1.15
  Company provides updated 2014 net sales and earnings outlook
  Share Repurchase Authorization increased to $200 million

SALT LAKE CITY--(BUSINESS WIRE)--April 29, 2014--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended March 29, 2014. The Company also updated net sales and earnings guidance for 2014.

Financial Performance

For the first quarter of 2014, net sales increased by 7.9% to $182.4 million, compared with $169.1 million in the prior-year period. The increase in net sales was driven by overall customer growth of more than 16.0%, which was largely due to the initiatives implemented by the Company in 2013. Net sales growth, however, was negatively impacted by unfavorable changes in currency exchange rates, which reduced net sales for the quarter by $5.0 million, as approximately 80% of the Company’s sales are outside of the U.S. The challenging media and regulatory environment that emerged in China during the quarter also negatively impacted net sales.

Net earnings for the first quarter were $16.5 million, a 7.0% decrease, compared with the prior-year period. This decrease resulted primarily from higher Associate Incentives expense due to the pricing and compensation plan initiatives implemented in 2013. Earnings per share for the quarter decreased 10.2% to $1.15, compared with $1.28 in the first quarter of the prior year. This decrease was attributed to lower net earnings and a higher number of diluted shares outstanding. Weighted average diluted shares outstanding were 14.4 million in the first quarter of 2014, compared with 13.9 million in the prior-year period. Additionally, the Company ended the quarter debt-free.

“Our business generated solid results in the first quarter, as evidenced by our double-digit growth in customers, world-wide unit volume and auto order volume,” said Dave Wentz, USANA’s Chief Executive Officer. “Growth in each of these indicators is important to our business, but customer growth is our highest priority and it is encouraging to see this metric accelerate as a result of our 2013 initiatives. While these initiatives are producing the intended effect on customer growth, they have also created some pressure on our operating margin through lower gross margins and higher Associate Incentives expense, which we anticipated. Additionally, an unfavorable shift in currency exchange rates and the challenging environment that emerged in China pressured our financial performance for the quarter. I’m pleased with USANA’s performance in light of these factors.”

Regional Results

Net sales in the Asia Pacific region increased by 13.0% to $118.6 million, compared with $104.9 million for the first quarter of the prior year. This improvement was due primarily to sales growth in the Greater China and Southeast Asia Pacific regions with China, Singapore and the Philippines experiencing the most meaningful growth. The Greater China region generated net sales growth in excess of 12% on a year-over-year basis. However, quarterly sequential sales for this region declined 1.1% due to the normal seasonality of the Chinese New Year, as well as the negative media and regulatory focus on businesses in the Company’s industry during the quarter.

Net sales in the Americas/Europe region were essentially flat at $63.8 million, compared with $64.1 million in the prior-year period, due primarily to a net sales decline in the U.S., which was partially offset by net sales growth in other markets in the region.

“As we anticipated, our business in several markets experienced the customary seasonal pressure of the Chinese New Year,” continued Mr. Wentz. “Additionally, the challenging environment that emerged in China during the quarter impacted our sales and customer growth in that market. Although we believe that the environment in China will continue to impact our short-term performance in that market, we remain confident in our growth opportunity in China and will continue to invest and build a sustainable business there. We also remain confident in the underlying strength of our world-wide business, and we expect the initiatives we put in place during 2013 will continue to drive long-term growth for the Company,” concluded Mr. Wentz.

Increased Share Repurchase Authorization

The Board of Directors has authorized up to $200 million in funding for share repurchases by the Company of its outstanding common stock. This authorization is inclusive of the approximately $13.6 million that was remaining under the prior authorization as of the end of the first quarter of 2014. Repurchases may be made from time to time, in the open market, through block trades or otherwise. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

Outlook

The Company provided the following updated financial outlook for 2014:

  Consolidated net sales between $770 million and $790 million, versus the previous outlook of between $790 million and $810 million
  Earnings per share between $5.50 and $5.65, versus the previous outlook of between $5.80 and $5.95

Chief Financial Officer, Paul Jones, commented, “Although our first quarter results were impacted by a number of factors, we continue to expect our financial performance to accelerate as the year progresses. The pricing and Associate compensation plan initiatives we implemented in 2013, however, will continue to create a challenging year-over-year comparable for our financial performance. Additionally, we anticipate that the environment in China will continue to impact our growth in 2014 and have adjusted our outlook accordingly. We remain committed to growing our business in China and will continue to invest in this important market as part of our growth strategy. We will also continue to advance our personalization strategy around the world and leverage the initiatives we implemented during 2013 to drive long-term growth for the Company.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 30, 2014 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	30-Mar-13	29-Mar-14

Net sales	$169,082	$182,401
Cost of sales	30,261	33,828
Gross profit	138,821	148,573

Operating expenses
Associate incentives	69,855	78,874
Selling, general and administrative	42,404	44,577

Earnings from operations	26,562	25,122

Other income (expense)	(26)	125
Earnings before income taxes	26,536	25,247

Income taxes	8,757	8,710

NET EARNINGS	$17,779	$16,537

Earnings per share - diluted	$1.28	$1.15
Weighted average shares outstanding - diluted	13,903	14,395

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	28-Dec-13	29-Mar-14
Current Assets
Cash and cash equivalents	$137,343	$142,733
Securities held-to-maturity, net	8,642	4,428
Inventories	47,242	46,890
Other current assets	35,818	32,308
Total current assets	229,045	226,359

Property and equipment, net	59,180	58,843
Goodwill	18,243	17,933
Intangible assets, net	42,329	41,210
Deferred income taxes	5,519	5,695
Other assets	14,154	21,426
Total assets	$368,470	$371,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,502	$6,083
Other current liabilities	86,369	73,861
Total current liabilities	95,871	79,944

Other long-term liabilities	1,211	1,204
Deferred income taxes	10,866	10,577
Stockholders' equity	260,522	279,741
Total liabilities and stockholders' equity	$368,470	$371,466

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	30-Mar-13		29-Mar-14
Region

Americas and Europe	$64,152	37.9%	$63,815	35.0%

Asia Pacific

Southeast Asia Pacific	35,309	20.9%	40,448	22.2%

Greater China	62,985	37.3%	70,847	38.8%

North Asia	6,636	3.9%	7,291	4.0%

Asia Pacific Total	104,930	62.1%	118,586	65.0%

Total	$169,082	100.0%	$182,401	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	30-Mar-13		29-Mar-14
Region

Americas and Europe	78,000	34.1%	82,000	30.9%

Asia Pacific

Southeast Asia Pacific	56,000	24.4%	64,000	24.2%

Greater China	87,000	38.0%	110,000	41.5%

North Asia	8,000	3.5%	9,000	3.4%

Asia Pacific Total	151,000	65.9%	183,000	69.1%

Total	229,000	100.0%	265,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	30-Mar-13		29-Mar-14
Region

Americas and Europe	55,000	82.1%	61,000	78.2%

Asia Pacific

Southeast Asia Pacific	7,000	10.4%	10,000	12.8%

Greater China	3,000	4.5%	3,000	3.9%

North Asia	2,000	3.0%	4,000	5.1%

Asia Pacific Total	12,000	17.9%	17,000	21.8%

Total	67,000	100.0%	78,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations